Exhibit 10.1




                            STOCK PURCHASE AGREEMENT



                                      AMONG


                      ADVANCED COMMUNICATION SYSTEMS, INC.


                                       AND


                                VINCENT G. VIDAS

                                       AND

                                 JOHN S. DEGNAN

                                 EFFECTIVE AS OF

                                  JUNE 10, 1998

















                                TABLE OF CONTENTS

                                                                          Page

1.       Definitions.....................................................  1
2        Purchase and Sale of Company Shares.............................  6
         2.1      Basic Transaction......................................  6
         2.2      Preliminary Purchase Price.............................  6
         2.3      The Closing............................................  7
         2.4      Deliveries at the Closing..............................  7
         2.5      Preliminary Purchase Price Adjustment..................  7
         2.6      Contingent Purchase Price..............................  8
         2.7      Contingent Purchase Price Determination Procedures.....  9
3.       Representations and Warranties Concerning the Transaction.......  10
         3.1      Representations and Warranties of the Sellers..........  10
         3.2      Representations and Warranties of the Buyer............  11
4.       Representations and Warranties Concerning the Company ..........  12
         4.1      Organization, Qualification, and Corporate Power.......  12
         4.2      Capitalization.........................................  12
         4.3      Noncontravention.......................................  13
         4.4      Brokers' Fees..........................................  13
         4.5      Title to Assets........................................  13
         4.6      Financial Statements...................................  13
         4.7      Events Subsequent to the Interim Balance Sheet Date....  14
         4.8      Undisclosed Liabilities................................  16
         4.9      Legal Compliance.......................................  16
         4.10     Tax Matters............................................  16
         4.11     Real Property..........................................  18
         4.12     Intellectual Property..................................  19
         4.13     Tangible Assets........................................  21
         4.14     Inventory..............................................  21
         4.15     Contracts..............................................  21
         4.16     Notes and Accounts Receivable..........................  22
         4.17     Powers of Attorney.....................................  22
         4.18     Insurance..............................................  23
         4.19     Litigation.............................................  23
         4.20     Product Warranty.......................................  24
         4.21     Product Liability......................................  24
         4.22     Employees..............................................  24
         4.23     Employee Benefits......................................  24
         4.24     Guaranties.............................................  26
         4.25     Government Contracts...................................  26
         4.26     Environment, Health, and Safety Matters................  28
         4.27     Subsidiaries...........................................  29
         4.28     Disclosure.............................................  29

                                                                          Page
5.       Post-Closing Covenants........................................... 29
         5.1      General................................................. 29
         5.2      Litigation Support...................................... 29
         5.3      Transition.............................................. 30
         5.4      Covenant Not to Compete................................. 30
         5.5      Stock Options........................................... 32
         5.6      Legal Opinions.......................................... 32
6.       Deliveries at Closing............................................ 32
         6.1      Deliveries of the Seller................................ 32
         6.2      Deliveries of the Buyer................................. 33
7.       Remedies for Breaches of This Agreement.......................... 34
         7.1      Survival of Representations and Warranties.............. 34
         7.2      Indemnity............................................... 34
         7.3      Notice of Claim......................................... 35
         7.4      Limitation.............................................. 36
         7.5      Indemnity Fund.......................................... 36
         7.6      Recoupment.............................................. 37
8.       Tax Matters...................................................... 38
         8.1      Section 338(h)(10) Election............................. 38
         8.2      Tax Periods Ending on or Before  the Closing Date....... 38
         8.3      Allocation of Purchase Price ........................... 39
         8.4      S Corporation Status.................................... 39
         8.5      Tax Period Beginning Before and Ending After the
                  Closing Date............................................ 39
         8.6      Cooperation on Tax Matters.............................. 40
9.       Miscellaneous.................................................... 40
         9.1      Cooperation............................................. 40
         9.2      Successors and Assigns.................................. 41
         9.3      Entire Agreement........................................ 41
         9.4      Counterparts............................................ 41
         9.5      Expenses................................................ 41
         9.6      Notices................................................. 42
         9.7      Governing Law........................................... 43
         9.8      Severability............................................ 43
         9.9      Absence of Third-Party Beneficiary Rights............... 43
         9.10     Mutual Drafting......................................... 43
         9.11     Further Representations................................. 43
         9.12     Amendment; Waiver....................................... 43
         9.13     Public Disclosure....................................... 43

Exhibit 6.1(d)    Form of Employment Agreement for Vincent G. Vidas.......
Exhibit 6.1(e)    Form of Opinion of Counsel to the Sellers...............
Exhibit 6.2(c)    Form of Registration Rights Agreement...................








Schedule 3.1(a)   Authorization of Transaction
Schedule 3.1(b)   Noncontravention
Schedule 3.1(d)   Company Shares
Schedule 4.1               Organization, Qualification and Corporate Power
Schedule 4.3               Noncontravention
Schedule 4.7               Events Subsequent to Interim Balance Sheet Date
Schedule 4.9               Legal Compliance
Schedule 4.10(b)  Tax Matters
Schedule 4.11(b)  Real Property
Schedule 4.12              Intellectual Property
Schedule 4.15              Contracts
Schedule 4.18              Insurance
Schedule 4.19              Litigation
Schedule 4.20              Product Warranties
Schedule 4.23              Employee Benefits
Schedule 4.25              Government Contracts
Schedule 4.26              Environmental, Health and Safety Matters
Schedule 4.28              Disclosure

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT is effective as of June 10, 1998 (the "Effective Date") by and among Advanced Communication Systems, Inc., a Delaware corporation (the "Buyer"), and Vincent G. Vidas and John S. Degnan (the "Sellers"). The Buyer and the Sellers are referred to individually as "Party" and collectively herein as the "Parties."

                                    RECITALS

         WHEREAS, the Sellers own all of the outstanding capital stock of SEMCOR INC., a New Jersey corporation (the "Company"); and

         WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the outstanding capital stock of the Company in return for the consideration set forth in this Agreement (the "Purchase").

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.


1.       DEFINITIONS

         "Adverse Consequences" has the meaning set forth in Section 7.2.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Arbitrator" has the meaning set forth in Section 2.7.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably be anticipated to form the basis for any specified consequence.

         "Buyer" has the meaning set forth in the preface above.

         "Closing" has the meaning set forth in Section 2.3 below.

         "Closing Date" has the meaning set forth in Section 2.3 below.

         "Closing Date Balance Sheet" has the meaning set forth in Section 2.5 below.

          "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commission" means the Securities and Exchange Commission.

         "Company" has the meaning set forth in the preface above.

         "Company Shares" means any share of the Company common stock, without par value.

          "Confidential   Information"  means  any  information  concerning  the
businesses and affairs of the Company or the Buyer that is not already generally available to the public.

         "Controlled Group" has the meaning set forth in Code section 1563.

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program, including without limitation any stock option plan or other stock based forms of incentive or deferred compensation, any severance or job security benefits and any individual compensation agreements or arrangements, whether written or oral, providing for any of the foregoing benefits, excluding payment of base salary or wages under the terms of an individuals employment agreement.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
 Section 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
 Section 3(1).

         "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means each entity that is treated as a single employer with the Company for purposes of Code Section 414.

         "Fiduciary" has the meaning set forth in ERISA Section 3(21).

         "Financial Statement" has the meaning set forth in Section 4.6 below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Governmental Entity" means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal state or local, domestic or foreign.

         "Government Contract" means any contract between the Company and any Governmental Entity, and any bids or proposals for any contract between the Company and any Governmental Entity.

         "Government Subcontract" means any contract that is a subcontract between the Company and any third party relating to a prime contract with any Governmental Entity and any bids or proposals for any contract that is a subcontract between the Company and any third party relating to a prime contract with any Governmental Entity.

         "Indemnified Party" has the meaning set forth in Section 7.2 below.

         "Indemnifying Party" has the meaning set forth in Section 7.2 below.

         "Initial Earn Out Period" means the period commencing on July 1, 1998, and ending on December 31, 1998.

         "Initial Earn Out Period Net Income Before Taxes" shall mean net income before taxes of the Company for the Initial Earn Out Period, taking into account the Home Office Expense Allocation as defined in 5.3(b) (up to a maximum of one
(1) percent of the aggregate of direct labor, direct travel/ODC and total overhead excluding general and administrative expenses and non-chargeable expenses incurred by the Company during the Initial Earn Out Period), but excluding (1) amortization of goodwill recognized and recorded on the books and records of the Company in conjunction with the transactions contemplated by this Agreement and (2) any increase in the depreciation expenses for tangible assets attributable to any increase in the basis of such assets recognized and recorded on the books and records of the Company in conjunction with the transactions contemplated by this Agreement, and confirmed by a nationally recognized accounting firm to have been determined in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "Interim Balance Sheet" means the balance sheet contained within the Interim Financial Statements.

         "Interim Financial Statements" has the meaning set forth in Section 4.6 below.

         "Knowledge of the Sellers" or the "Sellers' Knowledge" means the knowledge of the Sellers, Thomas Karr, Hugh Christian, Edward Denion, Carl Mazzan, John Phillips, Thomas Brennan and Nicholas Balovich, after investigation sufficient to express an informed view concerning the matters to which the covenant, representation, warranty or agreement relates, including appropriate inquiries of the Company's officers, directors and employees.

         "Law"  means  any  constitutional   provision,   statute,   law,  rule,
regulation, permit, decree, injunction, judgment, order, ruling, determination, finding or writ of any Governmental Entity.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Material Adverse Effect" means any change, event or effect that is materially adverse to the business, assets (including intangible assets), liabilities, financial condition, results of operations or prospects of the Company.

         "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

         "Net Equity" means the excess of assets over liabilities of the Company as shown on the Closing Date Balance Sheet.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Party" has the meaning set forth in the preface above.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

         "Preliminary Purchase Price" has the meaning set forth in Section 2.2 below.

         "Reportable Event" has the meaning set forth in ERISA Section 4043.

         "Second Earn Out Period" means the period commencing on January 1, 1999 and ending on December 31, 1999.

         "Second Earn Out Period Net Income Before Taxes" shall mean net income before taxes of the Company for the Second Earn Out Period, taking into account the Home Office Expense Allocation as defined in Section 5.3(b) (up to a maximum of one (1) percent of the aggregate of direct labor, direct travel/ODC and total overhead excluding general and administrative expenses and non-chargeable expenses incurred by the Company during the Second Earn Out Period), but excluding (1) amortization of goodwill recognized and recorded on the books and records of the Company in conjunction with the transactions contemplated by this Agreement and (2) any increase in the depreciation expenses for tangible assets attributable to any increase in the basis of such assets recognized and recorded on the books and records of the Company in conjunction with the transactions contemplated by this Agreement, and confirmed by a nationally recognized accounting firm to have been determined in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements and increased by the excess, if any, of the Initial Earn Out Period Net Income Before Taxes over the amount of $2,400,000.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or (c) purchase money liens and liens securing rental payments under capital lease arrangements.

         "Sellers" has the meaning set forth in the preface above.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2.       PURCHASE AND SALE OF COMPANY SHARES.

         2.1 Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Sellers, and the Sellers agree to sell to the Buyer, all of their Company Shares for the consideration specified below in this Section 2.

         2.2 Preliminary Purchase Price. The Buyer agrees to pay to the Sellers:

         (A) $38,000,000 to be paid as follows:

                  (i) at Closing, an aggregate amount equal to $30,052,260 to be paid to Sellers in accordance with the percentage ownership of the Sellers as set forth in Schedule 3.1(d) hereto;

                  (ii) at Closing, up to $2,947,740 to be paid to First Union Bank, N.A. ("First Union") to satisfy the line of credit of the Company with First Union as described in Schedule 4.3(2), provided that if the outstanding balance of such line of credit on the Closing Date is less than $2, 947,740, any excess of $2,947,740 over the outstanding balance of such line of credit will be paid into the operating account of the Company; and

                  (iii) in accordance with Section 7.5 of this Agreement,

                           (a) that  certain  number of shares of common  stock,
par value $.01 (the "Common
Stock"), of the Buyer having a market value of $1,000,000, based on the average closing price of the Common Stock on the Nasdaq National Market on the five trading day prior to the Closing Date, with certificates representing such shares to be delivered to the Sellers in accordance with the percentage ownership of the Sellers set forth in Schedule 3.1(d) hereto, and

                           (b) an aggregate amount equal to $4,000,000,

                  with such cash and certificates to be allocated between the Sellers in accordance with the percentage ownership of the Sellers as set forth in Schedule 3.1(d) hereto; and

         (B) on or before December 15, 1998, the lesser of $1,250,000 or the actual 338(h)(10) Tax Liability (as defined in Section 8.1(b)) of the Sellers (the "Preliminary Purchase Price").

         The Preliminary Purchase Price shall be subject to adjustment in accordance with Section 2.5 of this Agreement. All payments of cash to Sellers by the Buyer under this Section 2.2, Section 2.5 and Section 2.6 shall be paid by certified check or wire transfer as designated by each of the Sellers at least two (2) business days prior to the date on which such payment is required to be made by the Buyer.

         2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Venable, Baetjer, Howard & Civiletti, LLP in Washington, D.C., commencing at 10:00 a.m. local time on June 19, 1998, (the "Closing Date").

         2.4 Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6.1 below, (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 6.2 below, (iii) the Sellers will deliver to the Buyer stock certificates representing all of the Company Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to the Sellers and First Union the consideration specified in Section 2.2(A)(i) and (ii) above.

         2.5      Preliminary Purchase Price Adjustment.

                  (a) Within 60 days after the Closing Date, the Buyer will cause Arthur Andersen LLP to prepare and deliver to the Sellers audited financial statements for the Company for the fiscal years ended December 31, 1995, 1996 and 1997 and a reviewed balance sheet (the "Closing Date Balance Sheet") for the Company as of the Closing Date.

                  (b) The Preliminary Purchase Price will be adjusted as follows:

                           (i) If the  Net  Equity  shown  on the  Closing  Date
Balance Sheet exceeds $11,829,842, the
Buyer will pay to the Sellers an amount equal to such excess within three (3) business days after the date on which the Closing Date Balance Sheet is delivered to the Sellers.

                           (ii) If the Net  Equity  shown  on the  Closing  Date
Balance Sheet is less than
$11,829,842, the Buyer first will reduce the Indemnity Fund by the amount of such deficiency, and to the extent such deficiency exceeds the Indemnity Fund, the Seller will pay to the Buyer an amount equal to such deficiency by wire transfer of immediately available funds within three (3) business days after the date on which the Closing Date Balance Sheet is delivered.

         2.6 Contingent Purchase Price. The Contingent Purchase Price means the sum of the Initial Contingent Purchase Price and the Second Contingent Purchase Price determined and paid as follows:

                  (a) if the Initial Earn Out Period Net Income Before Taxes is equal to or exceeds $2,400,000, the Buyer shall pay to the Sellers $5,000,000, with such amount to be paid in cash except to the extent that either of the Sellers provides the Buyer with written notice at least three (3) business days before such payment is to be made of the portion (if any) of such Seller's share of such amount that such Seller elects to receive in shares of Common Stock, with the amount of shares of Common Stock to be determined based on the average closing price of the Common Stock on the Nasdaq National Market on the last five trading days preceding the date on which such payment is to be made (the "Initial Contingent Purchase Price"). No amount shall be due by the Buyer to the Sellers if the Initial Earn Out Period Net Income Before Taxes is less than $2,400,000. Interest shall accrue on any portion of the Initial Contingent Purchase Price not paid by the Buyer when due to the Seller in accordance with the provisions of this Section 2.6 at the rate of the regular commercial prime rate of interest that NationsBank, N.A. uses as a standard for determining actual interest rates charged commercial borrowers, beginning on the date on which such amount was due to the Sellers and ending on the date on which Buyer pays such amount to the Sellers, which payment shall include any interest accrued thereon. The Buyer shall pay the Initial Contingent Purchase Price to the Sellers by the later of (i) 45 days subsequent to the end of the Initial Earn Out Period (applicable to all amounts not then in dispute), (ii) the date that is five days after the date on which the Buyer and the Seller resolve all disputes with respect to the determination the Initial Earn Out Period Net Income Before Taxes in accordance with Section 2.6, below, or (iii) the date that is five days after the date on which the Seller receives the written determination of the Arbitrator resolving any dispute between the Buyer and the Seller concerning the calculation of the Initial Earn Out Period Net Income Before Taxes.

                  (b) if the Second Earn Out Period Net Income Before Taxes exceeds $5,200,000, the Buyer shall pay to the Sellers an amount equal to the product of six and one-quarter (6.25) multiplied by the amount by which the Second Earn Out Period Net Income Before Taxes exceeds $5,200,000, up to a maximum of $5,000,000, and, to the extent that the Second Earn Out Period Net Income Before Taxes exceeds $6,000,000, the Buyer shall pay to the Sellers an amount equal to the product of two (2) multiplied by the amount by which the Second Earn Out Period Net Income Before Taxes exceeds $6,000,000 up to a maximum of $5,000,000, with such amounts to be paid in cash except to the extent that either of the Sellers provides the Buyer with written notice at least three
(3) business days before such payment is to be made of the portion (if any) of such Seller's share of such amount that such Seller elects to receive in shares of Common Stock, with the amount of shares of Common Stock to be determined based on the average closing price of the Common Stock on the Nasdaq National Market on the last five trading days preceding the date on which such payment is to be made (the "Second Contingent Purchase Price"). Interest shall accrue on any portion of the Initial Contingent Purchase Price not paid by the Buyer when due to the Seller in accordance with the provisions of this Section 2.6 at the rate of the regular commercial prime rate of interest that NationsBank, N.A. uses as a standard for determining actual interest rates charged commercial borrowers, beginning on the date on which such amount was due to the Sellers and ending on the date on which Buyer pays such amount to the Sellers, which payment shall include any interest accrued thereon. The Buyer shall pay the Second Contingent Purchase Price, and any interest thereon, to the Seller by the later of (i) 45 days subsequent to the end of the Second Earn Out Period (applicable to all amounts not then in dispute), (ii) the date that is five days after the date on which the Buyer and the Seller resolve all disputes with respect to the determination the Second Earn Out Period Net Income Before Taxes in accordance with Section 2.6, below, or (iii) the date that is five days after the date on which the Seller receives the written determination of the Arbitrator resolving any dispute between the Buyer and the Seller concerning the calculation of the Second Earn Out Period Net Income Before Taxes.

The Preliminary Purchase Price increased by the amount of any Contingent Purchase Price is referred to herein as the "Purchase Price."

         2.7 Contingent Purchase Price Determination Procedures. Within 30 days after the end of each of the Earn Out Periods, the Buyer shall deliver to the Seller a draft calculation of either the Initial Earn Out Period Net Income Before Taxes or the Second Earn Out Period Net Income Before Taxes, as the case may be, (the "Draft Net Income Before Taxes Calculations") prepared by a nationally recognized accounting firm. If either of the Sellers has any objection to the Draft Net Income Before Taxes Calculations, such Seller shall deliver a detailed statement describing his objections to the Buyer within 15 days after receiving either of the Draft Net Income Before Taxes Calculations. The Buyer and such Seller will use reasonable efforts to resolve any such objections themselves. If the Buyer and such Seller do not finally resolve any of the objections within 15 days after the Buyer has received the statement of objections, however, the Buyer and such Seller will select, within 5 days, a nationally recognized independent accounting firm mutually acceptable to each party (the agreement to the selection of which shall not be unreasonably withheld) to resolve any such differences (the "Arbitrator"). The Arbitrator shall settle any remaining dispute by selecting the position of the party that the Arbitrator determines, in its sole discretion, to be the most correct. The determination of the Arbitrator shall be set forth in writing, delivered to each of the Buyer and such Seller and shall be conclusive and binding on the parties and shall be non-appealable. The party whose position is not chosen by the Arbitrator shall pay all expenses of the Arbitrator. The Draft Net Income Before Taxes Calculations, as adjusted for any items of dispute resolved by the Buyer and the Seller and for any determinations of the Arbitrator shall constitute the Initial Earn Out Period Net Income Before Taxes and the Second Earn Out Period Net Income Before Taxes, as the case may be.



3.       REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

         3.1 Representations and Warranties of the Sellers. Each of the Sellers hereby jointly and severally represent and warrant to the Buyer that the statements contained in this Section 3.1 are correct and complete as of the Closing Date:

                  (a) Authorization of Transaction. The Sellers have full power and authority to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Sellers, enforceable in accordance with its terms and conditions. The Sellers need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement.

                  (b) Noncontravention. Except as set forth on Schedule 3.1(b), neither the execution or the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity, or court to which the Sellers are subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Sellers are a party or by which they are bound or to which any of their assets are subject.

                  (c) Brokers' Fees. The Sellers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                  (d) Company Shares. The Sellers hold of record and own beneficially the number of Company Shares set forth next to their names in
Schedule 3.1(d) hereto, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Sellers are not a party to any option, warrant, purchase right, or other contract or commitment that could require the Sellers to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). The Sellers are not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

                  (e) Investment. The Sellers are not acquiring the Common Stock with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. The Sellers acknowledge that the sale of the Common Stock has not been registered under the Securities Act or applicable state securities laws. The Common Stock may not be transferred or resold except as permitted under the Securities Act and the applicable state securities laws, pursuant to registration or exemption therefrom. The Sellers also acknowledge that the Common Stock is also subject to certain transfer restrictions set forth in the Registration Rights Agreement between the Sellers and the Buyer dated as of the date hereof. The Sellers have received and reviewed a copy of the prospectus dated May 20, 1998. Each Seller (i) has such knowledge, sophistication and experience in business and financial matters that they are capable of evaluating the merits and risks of an investment in the shares of Common Stock and (ii) can bear the economic risk of any investment in the shares of Common Stock and can afford a complete loss of such investment. Each Seller has had an adequate opportunity to ask questions and receive answers (and has asked such questions and received answers to its satisfaction) from the officers of the Buyer concerning the business, operations and financial condition of the Buyer.

         3.2 Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers that the statements contained in this Section 3.2 are correct and complete as of the Closing Date:

                  (a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Buyer has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted.

                  (b) Authorization of Transaction. The representatives of the Buyer executing this Agreement have all requisite corporate power and authority to enter into and bind the Buyer to the terms of this Agreement. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement.

                  (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

                  (d) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

                  (e) Investment. The Buyer is not acquiring the Company Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

                  (f) Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Buyer, threatened against the Buyer that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transaction contemplated hereby.

                  (g) SEC Documents. The Buyer has filed all required periodic reports on forms 8-K, 10-Q, and 10-K with the Commission since July, 1997, and has filed prospectuses dated June 27, 1997, and May 20, 1998 with the Commission (the "Buyer SEC Documents"). As of their respective dates, and giving effect to any amendments thereto, (i) the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations of the Commission promulgated thereunder and (ii) none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.       REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY.

         Each of the Sellers hereby jointly and severally represent and warrant to the Buyer that the statements contained in this Section 4 are correct and complete as of the Closing Date:

         4.1 Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect.
Schedule 4.1 lists all jurisdictions in which the Company is qualified to do business as a foreign corporation. The Company has full corporate power and authority and all material licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it.
Schedule 4.1 lists the directors and officers of the Company. The Sellers have delivered to the Buyer correct and complete copies of the charter and bylaws of the Company (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Company are correct and complete. The Company is not in default under or in violation of any provision of its charter or bylaws.

         4.2 Capitalization. The entire authorized capital stock of the Company consists of 2,500 Company Shares, of which 200 shares are issued and outstanding and 100 shares are held in treasury. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Sellers. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company. All of the issued and outstanding Company Shares were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws concerning the issuance of securities. None of the Company Shares was issued in violation of any preemptive rights created by statute, or by the charter and bylaws of the Company (as amended to date) or by any agreement to which the Company may be bound. Neither the voting stock structure of the Company nor the relative ownership of the Company has been altered or changed in contemplation of this Agreement. To the Knowledge of Sellers, as a result of the transactions contemplated by this Agreement, the Buyer will be the record and beneficial owner of all outstanding capital stock of the Company and rights to acquire capital stock of the Company.

         4.3 Noncontravention. Except as set forth in Schedule 4.3, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) conflict with, or violate any provision of the charter or bylaws of the Company as now in effect, (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity or court to which the Company is subject or any provision of the charter or bylaws of the Company or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Except as set forth on Schedule 4.3, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

         4.4 Brokers' Fees. The Company does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or legal, accounting or consulting fees to the extent not accrued on the Closing Date Balance Sheet.

         4.5 Title to Assets. Except as set forth in Schedule 4.5, the Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Interim Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Interim Balance Sheet.

         4.6 Financial Statements. The Company has delivered the following financial statements (collectively, the "Financial Statements") to the Buyer:
(i) balance sheets, statements of income, changes in stockholders' equity, and cash flow as of and for the years ended December 31, 1995 and 1996, and for the six months ended June 30, 1997, reviewed by an independent accountant for the Company; and (ii) unaudited balance sheets as of April 24, 1998, and statements of income (the "Interim Financial Statements") for the period commencing January 1, 1998 and ending April 24, 1998 (the "Interim Balance Sheet Date"), for the Company. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete, and are consistent with the books and records of the Company (which books and records are correct and complete).

         4.7 Events Subsequent to the Interim Balance Sheet Date. Except as set forth in Schedule 4.7, since the Interim Balance Sheet Date, there has not been any change in the business, financial condition, operations, results of operations, or future prospects of the Company that resulted or could be expected to have a Material Adverse Effect or which the Sellers, the Company or any subsidiary has reason to believe could be expected to result in a Material Adverse Effect, and none of the Seller, the Company or any of the subsidiaries knows of such change that is threatened, nor has there been any damage, destruction or loss affecting the assets, prospects, business, prospects, operation or condition (financial or otherwise) of the Company or any of the subsidiaries, whether or not covered by insurance which has resulted or reasonably could be expected to result in or which the Seller, the Company or any subsidiary has reason to believe could be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Schedule 4.7, since that date:

                  (a) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                  (b) the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000 or outside the Ordinary Course of Business;

                  (c) no party (including the Company) has accelerated, terminated, modified, failed to renew, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than an aggregate of $25,000 to which the Company is a party or by which it is bound and the Company has not received any notice from any party that it intends to terminate, modify, fail to renew any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than an aggregate of $25,000 to which the Company is a party or by which it is bound;

                  (d) the Company has not imposed any Security Interest upon any of its assets, tangible or intangible;

                  (e) the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business;

                  (f) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business;

                  (g) the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than an aggregate of $25,000;

                  (h) the Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                  (i) the Company has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than an aggregate of $25,000 or outside the Ordinary Course of Business;

                  (j) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                  (k) there has been no change made or authorized in the charter or bylaws of the Company;

                  (l) the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                  (m) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                  (n) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

                  (o) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (p) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                  (q) the Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (r) the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit
Plan);

                  (s) the Company has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (t) the Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                  (u) there has not been any other occurrence, event, incident, action, failure to act, or, except the transactions contemplated by this Agreement, transaction outside the Ordinary Course of Business involving the Company;

                  (v) the Company has not made any change in its accounting methods or practices or made any change in depreciation or amortization policies or lives adopted by it; and

                  (w) the Company has not committed to any of the foregoing.

         4.8 Undisclosed Liabilities. The Company does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Interim Balance Sheet Date in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

         4.9 Legal Compliance. Except as set forth in Schedule 4.9, each of the Company and its respective predecessors has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. The Company has at all times complied with the provisions of the Foreign Corrupt Practices Act of 1977, as amended. The Company has not made any illegal payments to officers or employees of any governmental or regulatory body, or made any payment to customers for the sharing of fees or to customers or suppliers for rebating of charges, or engaged in any other reciprocal practices, or made illegal payment or given any other illegal consideration to purchasing agents or other representative of customers in respect of the sales made or to be made by the Company.

         4.10     Tax Matters.

                  (a) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid except for taxes not yet due. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (c) Neither the Sellers nor any director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which the Sellers have Knowledge based upon personal contact with any agent of such authority. The Sellers have delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since January 1, 1995.

                  (d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (e) The Company has not filed a consent under Code section 341(f) concerning collapsible corporations. The Company has not been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code section 6662. The Company is not a party to any Tax allocation or sharing agreement. The Company has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) ending on or after the Closing Date pursuant to Code sections 481 or 263A as a result of transactions, events or accounting methods employed prior to the Closing Date.

                  (f) The Company has been classified as an S Corporation, within the meaning of Code section 1361, since January 1982 and will be an S corporation up to and including the Closing Date.

                  (g) The  Company  will not be liable  for any Tax  under  Code section 1374 in connection with the deemed sale of the Company's assets caused by the Section 338(h)(10) Election (as defined herein). The Company has not, in the last 10 years, acquired assets from another corporation in a transaction in which the Company's Tax basis of the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor.

         4.11     Real Property.

                  (a) The Company currently does not own and has never owned any real property.

                  (b) Schedule 4.11(b) lists and describes briefly all real property leased or subleased to the Company. The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases listed in Schedule 4.11(b) (as amended to date). With respect to each lease and sublease listed in
Schedule 4.11(b):

                           (i) the lease or sublease is legal, valid, binding,
enforceable,  and in full force and effect;


                           (ii) to the  Knowledge of the  Sellers,  the lease or
sublease will continue to be legal,
valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, subject to any requirement in any such lease requiring notice to or consent of the landlord in connection with the transactions contemplated hereby;

                           (iii) the Company is not in breach or default, and no
event has occurred which, with
notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder and, to the Knowledge of the Sellers, no other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                           (iv) to the  Knowledge of the Sellers no party to the
lease or sublease has repudiated
any provision thereof;

                           (v)  there  are  no  disputes,  oral  agreements,  or
forbearance programs in effect as to
the lease or sublease;

                           (vi)   with   respect   to   each    sublease,    the
representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

                           (vii)  the  Company  has not  assigned,  transferred,
conveyed, mortgaged, deeded in trust,
or encumbered any interest in the leasehold or subleasehold;

                           (viii) all facilities leased or subleased  thereunder
have received all material
approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

                           (ix) all  facilities  leased or subleased  thereunder
are supplied with utilities and
other services necessary for the operation of said facilities.

         4.12     Intellectual Property.

                  (a) The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of the Company as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder. The Company has taken all commercially reasonable action to maintain and protect each item of Intellectual Property that it owns or uses.

                  (b) Except as set forth on Schedule 4.12, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Sellers nor the directors or officers (and employees with responsibility for Intellectual Property matters) of the Company have ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of the Company.

                  (c) Schedule 4.12 identifies each patent or registration which has been issued to the Company with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Company has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Sellers have made available to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 4.12 also identifies each trade name or unregistered trademark used by the Company in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Schedule 4.12:

                           (i) the Company  possesses all right,  title,  and
interest in and to the item, free and clear of any Security Interest, license, or other restriction;
                           (ii)  the  item  is not  subject  to any  outstanding
injunction, judgment, order, decree, ruling, or charge;


                           (iii)   no   action,   suit,   proceeding,   hearing,
investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and
                           (iv)  except  as set  forth  on  Schedule  4.12,  the
Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.
                  (d) Schedule 4.12 identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission. With respect to each item required to be identified in Schedule 4.12, the Sellers have listed:

                           (i) the  license,  sublicense,  agreement,  or
permission covering the item is legal, valid, binding, enforceable, and in full force and effect;
                           (ii) to the  Knowledge of the  Sellers,  the license,
sublicense, agreement, or
permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including any assignments and assumptions required in connection with the transactions contemplated hereby);

                           (iii) to the  Knowledge of the  Sellers,  no party to
the license, sublicense, agreement,
or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                           (iv) to the Knowledge of the Sellers, no party to the
license, sublicense, agreement,
or permission has repudiated any provision thereof;

                           (v)   with   respect   to   each   sublicense,    the
representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

                           (vi) the underlying item of Intellectual  Property is
not subject to any outstanding
injunction, judgment, order, decree, ruling, or charge;

                           (vii)   no   action,   suit,   proceeding,   hearing,
investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                           (viii) the Company has not granted any  sublicense or
similar right with respect to the license, sublicense, agreement, or permission.

                  (e) To the Knowledge of the Sellers, the Company will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

                  (f) The Sellers have no Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of the Company.

         4.13 Tangible Assets. The Company owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used, except for assets surplus to reasonable business needs of the Company.

         4.14 Inventory. The Company has no inventory other than supplies to be consumed in the Ordinary Course of Business.

         4.15 Contracts. Schedule 4.15 lists the following contracts and other agreements to which the Company is a party:

                  (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

                  (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, could reasonably be expected to result in a loss to the Company, or involve consideration in excess of $50,000;

                  (c) any agreement concerning a partnership or joint venture;

                  (d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of an aggregate of $50,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                  (e) any agreement concerning confidentiality or noncompetition;

                  (f) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                  (g) any collective bargaining agreement;

                  (h) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits, excepting agreements with consultants that have never been employees of the Company which shall be listed only if annual compensation under such agreement is in excess of $100,000;

                  (i) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (j) any Government Contract or Government Subcontract in excess of $50,000; or

                  (l) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000, whether or not made in the Ordinary Course of Business or under which the consequences of a default or termination could have a Material Adverse Effect.

The Sellers have delivered to the Buyer a correct and complete copy of each written agreement listed in Schedule 4.15 (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 4.15. With respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) to the Knowledge of the Sellers, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) the Company is not in breach or default and, to the Knowledge of the Sellers, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) to the Knowledge of the Sellers, no party has repudiated any provision of the agreement.

         4.16 Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

         4.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

         4.18 Insurance. Schedule 4.18 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 5 years:

                  (a) the name, address, and telephone number of the agent;

                  (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                  (c) the policy number and the period of coverage;

                  (d) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                  (e) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof. The Company has been covered during the past 10 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Schedule
4.18 describes any self-insurance arrangements affecting the Company.

         4.19  Litigation.  Schedule  4.19 sets forth each instance in which the
Company: (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Except as set forth on Schedule 4.19, none of the actions, suits, proceedings, hearings, and investigations set forth in Schedule 4.19 could result in any adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. Neither the Sellers nor the directors or officers (and employees with responsibility for litigation matters) of the Company have any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company. The Sellers have discharged all obligations directly or indirectly related to the agreement dated May 15, 1998 as described in Schedule 4.7(1), 4.9(1) and 4.25(2).

         4.20 Product Warranty. Each product manufactured, sold, leased, or delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. No product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Schedule 4.20 includes copies of the standard terms and conditions of sale or lease for the Company (containing applicable guaranty, warranty, and indemnity provisions).

         4.21 Product Liability. The Company does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company.

         4.22 Employees. To the Knowledge of the Sellers, no executive, key employee, or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any unfair labor practice. The Sellers have no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. The Company has not knowingly hired and has not knowingly continued to employ illegal aliens.

         4.23     Employee Benefits.

                  (a) Schedule 4.23 lists each Employee Benefit Plan that the Company has maintained or to which the Company has contributed or has had any obligation to contribute at any time during the last 5 years.

                           (i) Each such Employee Benefit Plan (and each related
trust, insurance contract, or
fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                           (ii) All required reports and descriptions (including
Form 5500 Annual Reports,
summary annual reports, PBGC-1's, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan and which is a group health plan as defined in ERISA Section 607.

                           (iii)  All  contributions   (including  all  employer
contributions and employee salary
reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                           (iv) Each such  Employee  Benefit Plan which is an
Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code section 401(a), has received a favorable determination letter from the Internal Revenue Service (such letter having considered the provision of the Tax Reform Act of 1986) that it is a "qualified plan," and the Sellers are not aware of any facts or circumstances that could result in the revocation of such determination letter.

                           (v) The  market  value  of  assets  under  each  such
Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) covered under Title IV of ERISA equals or exceeds the present value of all vested and nonvested benefit Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination and there has been no "accumulated funding deficiency" or "unfunded current liability" as defined in ERISA Section 302 regarding any such plan.

                           (vi) The Sellers have  delivered to the Buyer correct
and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                  (b) With respect to each Employee Benefit Plan that the Company or any ERISA Affiliate maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                           (i) No such  Employee  Benefit  Plan which is an
Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or has been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.

                           (ii) There have been no Prohibited  Transactions with
respect to any such Employee Benefit Plan and no excise taxes are payable with respect to any such plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. The Sellers have no Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                           (iii) The Company has not  incurred,  and neither the
Sellers nor any of the directors or officers (and employees with responsibility for employee benefits matters) of the Company have any reason to expect that the Company will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA section 4201) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                  (c) The Company is not and has never been a member of a Controlled Group. The Company does not contribute to, has not ever contributed to, and has not ever been required to contribute to any Multiemployer Plan and has no Liability (including withdrawal liability as defined in ERISA section
4201) under any Multiemployer Plan.

                  (d) The Company does not maintain and has never maintained and does not contribute, and has never contributed, and never has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with COBRA).

                  (e) The Company is not subject to any legal obligation to continue any Employee Benefit Plan either before or after the Closing Date and any such plan may be terminated without the consent of any participant or beneficiary thereof.

                  (f) No amount shall become payable nor shall any amount become vested under any Employee Benefit Plan as a result of the transactions contemplated hereby, nor shall any amount payable under any Employee Benefit Plan, individually or collectively, to any employee or former employee of the Company be nondeductible under Code Section 280G or result in an excise tax under Code Section 4999.

         4.24 Guaranties. The Company is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

         4.25     Government Contracts. Except as set forth in Schedule 4.25,

                  (a) (i) the Company has complied with all material terms and conditions of each Government Contract or Government Subcontract, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of Law therein, (ii) the Company has complied in all material respects with all requirements of all Laws or agreements pertaining to each Government Contract or Government Subcontract and (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to each Government Contract or Government Subcontract were complete and correct in all material respects as of their effective date and the Company has complied in all material respects with all such representations and certifications.

                  (b) (i) neither the U.S. Government nor any prime contractor, subcontractor or other Person has notified the Sellers or the Company, either in writing or orally, that the Company has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract or Government Subcontract and (ii) no termination for convenience is in effect and no termination for default, cure notice or show cause notice has been received pertaining to any Government Contract or
Government Subcontract, (iii) no material cost incurred by the Company pertaining to any Government Contract or Government Subcontract has been questioned or challenged by representatives of Governmental Entity, is the subject of any investigation, or has been disallowed by the U.S. Government, and
(iv) no amount of money due to the Company pertaining to any Government Contract or Government Subcontract has been withheld or set off nor has any claim been made to withhold or set off money and the Company is entitled to all progress payments received with respect thereto.

                  (c) (i) neither the Company nor any of its directors, officers, employees, consultants or agents is or during the past three years has been under administrative, civil or criminal investigation, indictment or information by any Governmental Entity or any audit or investigation of the Sellers or the Company or any other Person with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Subcontract, and (ii) during the past three years, neither the Company nor any Affiliate of the Company has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Subcontract. There exists no irregularity, misstatement or omission arising under or relating to any Government Contract or Government Subcontract that has led during the last three years to any of the consequences set forth in clause
(i) or (ii) of the immediately preceding sentence or any other damage, penalty assessment, recoupment of payment or disallowance of cost.

                  (d) there exist: (i) no outstanding claims against the Company, either by any Governmental Entity or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract or Government Subcontract and (ii) no material disputes between the Company and any Governmental Entity under the Contract Disputes Act or any other federal statute or regulation or between the Company and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Subcontract. The Company does not have any interest in any pending or potential claim against any Governmental Entity or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Subcontract. Schedule 4.25 lists each Government Contract or Government Subcontract which is currently under audit by any Governmental Entity or any other Person that is a party to such Government Contract or Government Subcontract. The Company has not received any draft or final post award audit report, any draft or final notice of cost disallowance, or any draft or final notice of noncompliance with any Cost Accounting Standard and there exists no Basis upon which any Government Entity could disallow any costs in any pending audits, and all information provided by the Company for any such audits was current, complete and accurate and in compliance with applicable regulations and Cost Accounting Standards.

                  (e) The Company has not been debarred or suspended from participation in the award of contracts with any Governmental Entity (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements). There exist no facts or circumstances that would warrant suspension or debarment or the finding of nonresponsibility or ineligibility on the part of the Company or any director or officer of the Company. No payment has been made by the Company or by any Person on behalf of the Company in connection with any Government Contract or Government Subcontract in violation of applicable procurement Laws or in violation of, or requiring disclosure pursuant to, the Foreign Corrupt Practices Act. The Company's cost accounting and procurement systems and the associated entries reflected in the Company's financial statements with respect to the Government Contracts and Government Subcontracts are in compliance in all material respects with all Laws.

                  (f) All material test and inspection results provided by the Company to any Governmental Entity pursuant to any Government Contract or Government Subcontract or to any other Person pursuant to a Government Contract or Government Subcontract or as a part of the delivery to any Governmental Entity or to any other Person pursuant to a Government Contract or Government Subcontract of any article designed, engineered or manufactured by the Company were complete and correct in all material respects as of the date so provided and any services provided by the Company were in compliance with industry standards and applicable representations, warranties and certifications. The Company has provided all material test and inspection results to the Department of Defense or to any other Person pursuant to a Government Contract or Government Subcontract as required by Law and the terms of the applicable Government Contracts or Government Subcontracts.

         4.26     Environmental, Health, and Safety Matters.

                  (i) To the Knowledge of the Sellers, the Company is in compliance with Environmental, Health, and Safety Requirements, except for such noncompliance as would not have a Material Adverse Effect on the Company.

                  (ii) To the Knowledge of the Sellers, the Company has not received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company or its facilities arising under Environmental, Health, and Safety Requirements, the subject of which would have a Material Adverse Effect on the Company.

         4.27 Subsidiaries. The Company has no subsidiaries and does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other entity.

         4.28 Disclosure. No representation or warranty made by the Sellers in this Agreement, nor any financial statement, certificate, schedule, document or exhibit prepared by or on behalf of the Company or the Sellers and furnished or to be prepared by or on behalf of the Company or the Sellers and furnished by the Company, to the Sellers or its representative pursuant hereto or in connection with the transaction contemplated hereby, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statement of facts contained herein or therein not misleading in the light of the circumstances under which they were furnished. There is no event, fact or condition that has caused, or that reasonably could be expected to cause a Material Adverse Effect, that has not been set forth in this Agreement. Except as set forth on Schedule 4.28, the Company's monthly income statements for calendar year 1997 and January, February, March and April of calendar year 1998, which were prepared for internal management purposes, provided to the Buyer, including amounts and percentages set forth as gross margins and operating margins, are true and correct in all material respects. The Company's internal and external budgets for calendar year 1998 that were provided to the Buyer are true and correct in all material respects.

5. POST-CLOSING COVENANTS.

         The Parties agree as follows with respect to the period following the Closing.

         5.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 below). The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company .

         5.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 7 below).

         5.3      Transition.

         (a) The Sellers will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. Vincent G. Vidas shall serve as President and Chief Executive Officer and as a member of the Board of Directors of the Company until the expiration of the Second Earn Out Period subject to removal only for cause.

         (b) The Parties intend and expect that subsequent to the Closing and until the expiration of the Second Earn Out Period, the Company will operate as a separate subsidiary of the Buyer and that the Company shall be operated in accordance with its historic business practices. The Parties understand and acknowledge that Buyer will allocate a portion of its home office general and administrative and overhead expenses to the Company (the "Home Office Expense Allocation"), and that the Home Office Expense Allocation will be calculated in accordance with applicable regulations. The parties acknowledge that the Buyer has no obligation to provide any support or capital to the Company from the Closing Date through the end of the Second Earn Out Period.

         (c) The Buyer shall take all necessary action to cause Vincent G. Vidas to be elected to its Board of Directors at the next regularly scheduled meeting of its Board of Directors.

         5.4      Covenant Not to Compete.

                  (a) Until the later of (x) the end of the two (2) year period following the Closing Date or (y) two (2) years subsequent to the date on which the Sellers' employment with the Company terminates, each Seller shall not, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation, business or other entity of whatever nature:

                           (i) engage,  as a  shareholder,  owner,  partner,
joint venturer, or in a managerial capacity, whether as an independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with the current business of the Company;

                           (ii) call upon any person  who is, at that  time,  an
employee of the Buyer or the Company for the purpose or with the intent of enticing such employee away from or out of the employ of the Buyer or the Company; or

                           (iii)  call upon any  person  or entity  which is, at
that time, or which has been, within one year prior to that time, a customer of the Company for the purpose of soliciting or selling products or services in competition with the Company.

                  Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the Sellers from acquiring as an investment not more than five percent (5%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over-the-counter.

                  (b) Damages. Because of the difficulty of measuring economic losses to the Buyer as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Buyer for which it would have no other adequate remedy, the Sellers agree that the foregoing covenant may be enforced by the Buyer in the event of breach by the Sellers, by injunctions and restraining orders.

                  (c) Reasonable Restraint. The Parties agree that the foregoing covenants in this Section 5.4 impose a reasonable restraint on the Sellers in light of the activities and business of the Buyer on the date of the execution of this Agreement and the current plans of the Buyer; but it is also the intent of the Buyer and the Sellers that such covenants be construed and enforced in accordance with the changing activities and business of the Buyer throughout the term of this covenant. The Parties further agree that in the event the Sellers shall enter into a business or pursue other activities not in competition with the Buyer or similar activities or business in locations the operation of which, under such circumstances, does not violate Section 5.4(a), the Sellers shall not be chargeable with a violation of this Section 5.4 if the Buyer shall thereafter enter the same, similar or a competitive (i) business, (ii) course of activities or (iii) location, as applicable.

                  (d) Severability;  Reformation.  The covenants in this Section
5.4 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

                  (e) Independent Covenant. All of the covenants in this Section
5.4 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Sellers against the Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Buyer of such covenants. It is specifically agreed that the period of noncompetition stated at Section 5.4(a), during which the agreements and covenants of each the Sellers made in this
Section 5.4 shall be effective, shall be computed by excluding from such computation any time during which such Seller is found by a court of competent jurisdiction to have been in violation of any provision of this Section 5.4. The covenants contained in Section 5.4 shall not be affected by any breach of any other provision hereof by any Party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

                  (f) Materiality. The Sellers hereby agree that the covenants set forth in this Section 5.4 are a material and substantial part of the transactions contemplated by this Agreement.

         5.5 Stock Options. Promptly after the Closing, the Buyer shall grant to certain employees of the Company as designated by the Sellers an option to purchase an aggregate of 250,000 shares of Common Stock, such grant to be subject to the terms of the Buyer's 1996 Employee Stock Incentive Plan and 1997 Employee Stock Incentive Plan.

         5.6 Legal Opinions. At the time of the issuance of Common Stock to the Sellers hereunder, the Buyer will deliver an opinion of counsel to the Sellers reasonably satisfactory to the Sellers.

6.       Deliveries at Closing

         6.1 Deliveries of the Seller. Prior to or at the Closing:

                  (a) the Sellers shall have delivered to the Buyer a certificate dated as of the Closing Date and executed by the President of the Company to the effect that (A) the Company shall have procured all of the third party consents and given notices to third parties in connection with the matters set forth in Section 4.3, above; and (B) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of the Buyer to own the Company Shares and to control the Company, or (iv) affect adversely the right of the Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (b) the Sellers shall have delivered certificates representing the Company Shares, duly endorsed (or accompanied by duly executed stock powers), with signatures guaranteed, for transfer to the Buyer;

                  (c)  the  Sellers   shall  have   delivered  to  the  Buyer  a
certificate dated as of the Closing Date executed by the Secretary of the Company (i) certifying that the Bylaws, as attached to such certificate, is a true and correct copy of the Company's Bylaws as in effect as of the Closing Date, (ii) providing as attachments thereto, the Company's Certificate of Incorporation and Certificate of Good Standing certified by an appropriate New Jersey state official as of a date not more than 10 days before the Closing Date and by the Company's Secretary as of the Closing Date;

                  (d) Vincent G. Vidas shall have entered into and delivered the employment agreement with the Buyer in the form attached hereto as Exhibits 6.1(d);

                  (e) the Buyer shall have received from counsel to the Sellers an opinion in form and substance as set forth in Exhibit 6.1(e) attached hereto, addressed to the Buyer, and dated as of the Closing Date;

                  (f) the Buyer shall have received the resignations, effective as of the Closing, of each director and executive officer of the Company, except for the resignation of Vincent G. Vidas as Chief Executive Officer, President and member of the Board of Directors of the Company;

                  (g)  the  Sellers  shall  have  delivered  all   certificates,
opinions, instruments, and other documents required to effect the transactions contemplated hereby reasonably satisfactory in form and substance to the Buyer;

                  (h) the Seller shall have delivered a list setting forth the name of Company employees and the number of shares of Common Stock for which such employees will be granted an option to purchase by the Buyer as set forth in Section 5.5 above.

         6.2      Deliveries of the Buyer.  Prior to or at the Closing:

                  (a) the Buyer shall have delivered to the Sellers a certificate executed by the Secretary of the Buyer dated as of the Closing Date to the effect that no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (b) the Buyer shall have delivered all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby reasonably satisfactory in form and substance to the Sellers; and

                  (c) the Sellers and the Buyer shall have entered into a Registration Rights Agreement in the form attached hereto as Exhibit 6.2(c); and

                  (d) the Sellers shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit 6.2(d) attached hereto, addressed to the Sellers, and dated as of the Closing Date.


7.       REMEDIES FOR BREACHES OF THIS AGREEMENT.

         7.1 Survival of Representations and Warranties. Except with respect to Sections 3.1(a), 3.1(d), 4.1, 4.2, 4.10, 4.23, Government Contract Claims (as defined herein) or 4.26, all representations and warranties contained in this Agreement, including those contained in the exhibits, schedules and other documents delivered pursuant to this Agreement, above shall survive the Closing hereunder and continue in full force and effect until December 31, 1999. All covenants contained in this Agreement likewise shall survive the Closing, but shall not be subject to the limitation on survival set forth in the preceding sentence. Representations and warranties contained in Section 4.25 or any representation or warranty relating to a Government Contract ("Government Contract Claims") shall survive Closing and shall remain in full force and effect for a period of six (6) years. Representations and warranties contained in Section 4.26 shall survive Closing and shall remain in full force and effect for a period of five (5) years. Representations and warranties contained in Sections 3.1(a), 3.1(d), 4.1, 4.2, 4.10, 4.23, shall survive Closing and shall remain in full force and effect until the expiration of applicable statutes of limitation. So long as a claim arising out of a breach of a representation or warranty is made prior to the expiration of such representation or warranty, indemnification may be had (subject to the other provisions of this Section 7) notwithstanding that the scope of loss may not be determined, remedial work completed or claim otherwise resolved prior to such expiration.

         7.2 Indemnity. Each Party hereto (the "Indemnifying Party") shall indemnify and hold the other Party hereto (each, an "Indemnified Party") harmless to the extent provided in this Section 7 from and against any and all losses (consequential or otherwise), Liabilities, claims, disputes, proceedings, demands, cost unallowability determinations, judgments, settlements, liens, costs and expenses of any nature whatsoever (including reasonable fees and disbursements of attorneys, accountants, or other professional advisors relating to investigation, prosecution, negotiation, defense, settlement, or appeal) (the foregoing referred to individually as an "Adverse Consequence" and collectively as "Adverse Consequences") resulting from or arising out of:

         (i) any breach of any representation or warranty of the Indemnifying Party contained in this Agreement or in any schedule, exhibit, certificate, document or other item delivered by the Indemnifying Party or its representative(s) in connection with this Agreement;

         (ii) the nonperformance, partial or total, of any covenant (including the covenants and obligations set forth in Article 8, below) of the Indemnifying Party contained in this Agreement;

         (iii) the scheduled items set forth on Schedules 4.9, 4.19 and 4.25;and

         (iv) any and all Adverse Consequences incidental to any of the foregoing or to the enforcement of this Section 7.2. Without limiting the foregoing, the Sellers' indemnification liabilities arising from Section 4 of this Agreement shall include Adverse Consequences consisting of any and all Taxes of the Company with respect to any period (or any portion thereof) up to and including the Closing Date, except for Taxes of the Company (if any) that are reflected as current or deferred liabilities for Taxes on the Interim Balance Sheet Date. Each Seller hereby agrees that he will not make any claim for indemnification against the Company by reason of the fact that he was a director, officer, employee, or agent of the Company or was serving at the request of the Company as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) prior to the Closing Date with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against the Sellers (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

         7.3      Notice of Claim.

         (a) If an Indemnified Party makes any claim against an Indemnifying Party for indemnification, such claim shall be in writing and shall state in general terms the facts upon which the Indemnified Party makes such claim.

         (b) In the event of any claim or demand asserted against the Indemnified Party by a third party upon which the Indemnified Party may claim indemnification, the Indemnifying Party shall give written notice to the Indemnified Party within 15 days after receipt of notice from the Indemnified Party indicating whether the Indemnifying Party intends to assume the defense of such claim or demand. If the Indemnifying Party does assume such defense, it shall indemnify and hold the Indemnified Party harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement or judgment of such claim and may not claim that it does not have an indemnification obligation with respect thereto. Notwithstanding such assumption, the Indemnified Party shall have the right to participate in such defense, by written notice given to the Indemnifying Party within 15 days from the date of the Indemnifying Party's notice, provided that such participation shall be at the expense of the Indemnified Party unless there is a conflict of interest between the Indemnified Party and the Indemnifying Party, in which case the cost of such participation (including attorneys' fees for counsel selected by the Indemnified Party) shall be reimbursed by the Indemnifying Party. If the Indemnifying Party assumes the defense and the Indemnified Party elects not to participate, the Indemnifying Party shall have the right fully to control and to settle the proceeding. If the Indemnified Party elects to participate in such defense, the parties shall cooperate in the defense of the proceeding, and shall not settle the same without the consent of each, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party elects not to assume the defense, the Indemnified Party shall have the right to do so (at the expense of the Indemnifying Party), and may settle the same without the consent of the Indemnifying Party.

         (c) In the event an Indemnified Party has a claim against an Indemnifying Party hereunder which does not involve a claim being asserted against or sought to be collected by a third party, the Indemnifying Party shall give written notice to the Indemnified Party within 15 days after receipt of notice from the Indemnified Party indicating whether the Indemnifying Party disputes such claim. If the Indemnifying Party does not notify the Indemnified Party within such 15 day period that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In the event that the Indemnifying Party shall object in writing to any claim made in accordance with this Section 7.3(c), the Indemnified Party shall have 15 days to respond in a written statement to the objection of the Indemnifying Party. If after such 15 day period there remains a dispute as to any claims, the Parties shall attempt in good faith for 30 days to agree upon the rights of the respective Parties with respect to each of such claims. If the Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by all Parties. If the Parties cannot agree within such 30 day period, the Parties shall jointly select a single arbitrator (the "Indemnification Arbitrator"), the selection of which will not be unreasonably withheld by either Party, who shall have substantial experience with respect to the substance of the matters in dispute and shall have the authority to hold hearings and to render a decision in accordance with the arbitration rules of the American Arbitration Association. The Indemnification Arbitrator shall settle any remaining dispute by selecting the position of the Party that the Arbitrator determines, in its sole discretion, to be the most correct. The determination of the Indemnification Arbitrator shall be set forth in writing, delivered to each of the Buyer and the Sellers and shall be conclusive and binding on the Parties and shall be non-appealable. The Party whose position is not chosen by the Indemnification Arbitrator shall pay all expenses of the Indemnification Arbitrator.

         7.4 Limitation. Notwithstanding the above, and except for (i) misrepresentations and breaches of warranties by the Sellers under Sections 3.1(a), 3.1(d), 4.1, 4.2, 4.10, 4.23, 4.26, (ii) and (iii) Adverse Consequences
resulting from or arising out of the scheduled  items set forth on Schedule 4.9,
4.19 and 4.25(i), the Sellers shall not be liable under this Section 7 (y) until the aggregate amount of Adverse Consequences in respect of misrepresentations and breaches of warranties to the Buyer exceeds $300,000, and only to the extent of such excess, and (z) to the extent that the Adverse Consequences to the Buyer exceeds $20,000,000.

         7.5 Indemnity Fund. The Buyer shall withhold from the Purchase Price an indemnity fund in the amount of $5,000,000 in the form of cash and Common Stock as set forth in Section 2.2 (the "Indemnity Fund") as a hold-back in order to provide a fund for the payment of any Adverse Consequences resulting from or arising out of (i) the scheduled items set forth on Schedule 4.9, 4.19 and 4.25,
(ii) any breach of any representation or warranty of the Sellers contained in this Agreement or in any schedule, exhibit, certificate, document or other item delivered by the Sellers or (iii) any payments required to be made to Buyer in accordance with Section 2.5, above. Any payments made from the Indemnity Fund shall first reduce the number of shares of the Buyer's common stock held within the Indemnity Fund, such shares being valued at the same value as set forth in
Section 2.2 herein, and then shall reduce the amount of cash held within the Indemnity Fund. No interest shall accrue on any funds held within the Indemnity Fund. Any dividends received by the Buyer with respect to Common Stock held within the Indemnity Fund shall be retained by the Buyer as part of the Indemnity Fund and released to the Sellers in accordance with the terms of this
Section 7.5. The Indemnity Fund shall be retained by the Buyer until the earlier of three business days after delivery of the Closing Date Balance Sheet in accordance with Section 2.5 or ninety days subsequent to the Closing Date (the "Release Date"). If after the Release Date, the Buyer has no claims for indemnification pending, then the Buyer shall pay to the Sellers the Indemnity Fund. If the Buyer has any claims for indemnification pending, any funds reasonably necessary to satisfy such claims shall be retained by the Buyer pending final resolution of such claims, at which point the Buyer shall pay the balance, if any, remaining in the Indemnity Fund, to the Sellers. The Sellers and the Buyer expressly acknowledge that if the Buyer's claims for indemnification for breaches of representations or warranties exceed the amount of such Indemnity Fund, the Sellers and their successors and assigns, shall remain liable for any such excess in accordance with this Section 7.

         7.6 Recoupment. The Buyer shall have the option of recouping all or any part of any Adverse Consequences it may suffer (in lieu of seeking any indemnification to which it is entitled under this Section 7) by notifying the Sellers within 30 days after the end of the applicable Earn Out Period that the Buyer is reducing the amount of any Contingent Purchase Price otherwise payable to the Sellers. The written notice shall specify the general, factual basis for such claim and the amount the Contingent Purchase Price is to be reduced. The Buyer shall pay the remainder of the Contingent Purchase Price not recouped. If the Sellers have any objection to the reduction, the Sellers shall have 30 days to make such investigation of the claim as the Sellers deems necessary or desirable. For the purposes of such investigation, the Buyer agrees to make available to the Sellers or their authorized representatives the information relied upon by Buyer to substantiate the reduction. If the Buyer and Sellers do not agree within such 30 day period, the matter shall be submitted to arbitration in accordance with the arbitration rules of the American Arbitration Association then in effect. Within such 30 day period, the parties shall jointly select a single arbitrator (the "Recoupment Arbitrator"), the selection of which will not be unreasonably withheld by either party, who shall have substantial experience with respect to the substance of the matters in dispute and shall have the authority to hold hearings and to render a decision in accordance with the arbitration rules of the American Arbitration Association. The Recoupment Arbitrator shall settle any remaining dispute by selecting the position of the party that the Arbitrator determines, in its sole discretion, to be the most correct. The determination of the Recoupment Arbitrator shall be set forth in writing, delivered to each of the Buyer and the Sellers and shall be conclusive and binding on the parties and shall be non-appealable. The party whose position is not chosen by the Recoupment Arbitrator shall pay all expenses of the Recoupment Arbitrator and interest accruing on the amount of reduction, at the rate of the regular commercial prime rate of interest that NationsBank, N.A. uses as a standard for determining actual interest rates charged commercial borrowers, beginning on the date the Contingent Purchase Price was otherwise due to be paid to the Sellers.


8.       TAX MATTERS.

         The following provisions shall govern the allocation of responsibility as between the Buyer and the Sellers for certain tax matters following the Closing Date:

         8.1      Section 338(h)(10) Election.

                  (a) The Sellers agree, if so directed by the Buyer, to join with the Buyer in making an election under Code section 338(h)(10) (and any corresponding elections under state, local, or foreign tax law) (collectively, a "Section 338(h)(10) Election") with respect to the purchase and sale of the Company Shares.

                  (b) The Sellers shall pay (i) any Tax, including any liability of the Company for any Tax resulting from application to it of applicable regulations, attributable to the making of the Section 338(h)(10) Election and will indemnify the Buyer and the Company against any Adverse Consequences arising out of any failure to pay such Tax and (ii) any state, local or foreign Tax (and indemnify the Buyer and the Company against any Adverse Consequences arising out of any failure to pay such Tax) attributable to an election under state, local or foreign law similar to the election available under Section 338(h)(10) of the Code (or which results from the making of an election under Section 338(h)(10) of the Code) with respect to the purchase and sale of the Company hereunder, provided, however, that the Buyers will pay to the Sellers up to an aggregate amount of $1,250,000 pursuant to Section 2.2 above to the Sellers for any Tax attributable to the making of the Section 338(h)(10) election, including any income Tax liability of the Sellers attributable to the Company electing to convert from a cash to an accrual method of accounting for federal income tax purposes, such election being effective for the federal taxable year ending on the Closing Date, to the extent that such income Tax exceeds the income Tax for which the Sellers would otherwise have been liable if the Sellers had sold their Company Shares without making any such election (the "338(h)(10) Tax Liability"). The Sellers will be liable for any Tax due on any payments made by the Buyer to the Sellers pursuant to this Section 8.1(b).

         8.2 Tax Periods Ending on or Before the Closing Date. The Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date. The Sellers shall permit the Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing. Sellers shall pay any Taxes shown on any such Tax Returns. As the shareholders of an S corporation, except for amounts reserved on the Closing Date Balance Sheet, the Sellers will pay and discharge and be responsible for any and all Taxes due or payable by the Sellers and by the Company for any taxable year or taxable period ending on or before the Closing Date including, without limitation, any liability that the Sellers may owe as individuals in any jurisdiction in which the Company is treated as an S corporation. In addition, the Sellers will pay and discharge and be responsible for any state taxes (including without limitation, excise and franchise taxes) due or payable by the Company for any taxable year or taxable period ending on or before the Closing Date, including without limitation, any liability that the Sellers may owe as individuals in any jurisdiction in which the Company is treated as an S corporation.

         8.3 Allocation of Purchase Price. Within 30 days after the Closing Date, the Buyer shall deliver to the Sellers a draft schedule allocating the Purchase Price and the liabilities of the Company among the assets of the Company for all purposes (including Tax and financial accounting) in a manner consistent with the fair market values of such assets (the "Draft Purchase Price Allocation"). If the Sellers have any objection to the Draft Purchase Price Allocation, the Sellers shall deliver a detailed statement describing their objections to the Buyer within 5 days after receiving the Draft Purchase Price Allocation. The Buyer and the Sellers will use reasonable efforts to resolve any such objections themselves. If the Buyer and Sellers do not finally resolve any of the objections within 5 days after the Buyer has received the statement of objections, however, the Buyer and the Sellers will select, within 5 days, a nationally recognized independent accounting firm mutually acceptable to each Party, the agreement to the selection which shall not be unreasonably withheld, to resolve any such differences (the "Arbitrator"). The Arbitrator shall settle any remaining dispute by selecting the position of the Party that the Arbitrator determines, in its sole discretion, to be the most correct. The determination of the Arbitrator shall be set forth in writing, delivered to each of the Buyer and the Sellers and shall be conclusive and binding on the Parties and shall be non-appealable. The Party whose position is not chosen by the Arbitrator shall pay all expenses of the Arbitrator. The Draft Purchase Price Allocation, as adjusted for any items of dispute resolved by the Buyer and the Sellers and for any determinations of the Arbitrator shall be referred to herein as the "Final Purchase Price Allocation." The Buyer and the Sellers will file and the Sellers will cause the Company to file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Final Purchase Price Allocation.

         8.4 S Corporation Status. The Sellers will not, and will not allow the Company to, revoke the Company's election to be taxed as an S corporation within the meaning of Code sections 1361 and 1362. The Sellers will not, and will not allow the Company to, take or allow any action that would result in the termination of the Company's status as a validly existing S corporation within the meaning of Code sections 1361 and 1362.

         8.5 Tax Periods Beginning Before and Ending After the Closing Date. The Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. The Buyer shall permit the Sellers to review and comment upon each such Tax Return described in the preceding sentence prior to filing. The Sellers shall pay to the Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Date Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company .

         8.6      Cooperation on Tax Matters.

                  (a) The Buyer and the Sellers shall, and the Sellers shall cause the Company to, cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 8 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date (except those books and records in the custody of the Company) until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if requested, allowing the other Party to take possession of such books and records.

                  (b) Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  (c) Buyer and Sellers further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

9.       MISCELLANEOUS.

         9.1 Cooperation. The Sellers and the Buyer, for no further consideration, shall each deliver or cause to be delivered to the other on the Closing Date, and after the Closing Date at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. In connection therewith, if required, the President or Chief Financial Officer of the Company will execute any documentation reasonably required by the Buyer's independent public accountants (in connection with such accountant's audit of the Company) or the Nasdaq National Market. Without limitation of the foregoing, the Sellers will cooperate and use their reasonable efforts to cause the Company's present officers, directors and employees to cooperate with the Buyer before, on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date and the Buyer will cooperate and use its reasonable efforts to cause its present officers, directors and employees cooperate with the Sellers before, on and after the Closing Date in furnishing any such information to employees of the Sellers and/or the Company who will be continuing employment with the Company after the sale, regarding such continued employment. Without limitation of the foregoing, in connection with any securities filing required of the Buyer as a result of the Purchase, (i) the Sellers will cooperate and use their reasonable efforts to assist the Buyer and the Company in the preparation of audited and unaudited (as required) financial statements for the Company and
(ii) the Sellers will use their reasonable efforts to cause the Company's accountants at the Buyer's sole cost and expense, to assist the Buyer and the Company in the preparation of such financial statements.

         9.2 Successors and Assigns. This Agreement and the rights of the Parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the Parties hereto, the successors of the Buyer, and the heirs and legal representatives of the Sellers.

         9.3 Entire Agreement. This Agreement (which includes the Schedules and Exhibits hereto) sets forth the entire understanding of the Parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by a written instrument duly executed by each of the Parties hereto. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

         9.4 Counterparts. This Agreement may be executed in any number of counterparts and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered (which deliveries may be by telefax) by the Parties.

         9.5 Expenses. The Buyer has paid and will pay the fees, expenses and disbursements of the Buyer and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement. The Sellers have paid and will pay the fees, expenses and disbursements of the Sellers and the Company and its agents, representatives, financial advisors, accountants and counsel incurred in connection with the subject matter of this Agreement.

         9.6 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

                                    If to the Buyer, to:

                                    Advanced Communication Systems, Inc.
                                    10089 Lee Highway
                                    Fairfax, Virginia  22030
                                    Attn: Dev Ganesan, Chief Financial Officer
                                    Fax No.: (703) 385-8684

                                    with a required copy to:

                                    Venable, Baetjer, Howard and Civiletti, LLP
                                    1201 New York Avenue, Suite 1000
                                    Washington, DC 20005
                                    Attn: Wallace E. Christner, Esq.
                                    Fax No.: (202) 962-8300

                                    If to the Sellers, to:

                                    Vincent G. Vidas
                                    730 Lippincott Drive
                                    Moorestown, New Jersey 08057
                                    Fax No.  (609) 234-6137

                                    John S. Degnan
                                    420 5th Avenue
                                    Beach Haven, New Jersey 08008
                                    Fax No.:  (609) 492-3235

                                    with a required copy to (for each of the Sellers):

                                    Earp Cohn & Pendery
                                    The Rohrer Building
                                    222 Haddon Avenue
                                    Westmont, NJ 08108
                                    Attn: Thomas L. Earp, Esq.
                                    Fax No.:  (609) 854-6434


or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

         9.7 Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to conflicts of laws provisions.

         9.8 Severability. If any provision of this Agreement or the application thereof to any Person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. The preceding sentence is in addition to and not in place of the severability provisions in Section 5.4(d).

         9.9 Absence of Third-Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide or to create any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, member, employee, partner of any Party hereto or any other Person or entity.

         9.10 Mutual Drafting. This Agreement is the mutual product of the Parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party hereto.

         9.11 Further Representations. Each Party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each Party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other Party as to such tax consequences.

         9.12 Amendment; Waiver. This Agreement may be amended by the Parties hereto at any time after the Closing by execution of an instrument in writing signed on behalf of each of the Parties hereto. Any extension or waiver by any Party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

         9.13 Public Disclosure. Each Party agrees to keep the others apprised in advance of any planned disclosure of the subject matter of this Agreement.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on this __ day of June, 1998.



                                          BUYER:

                                          ADVANCED COMMUNICATION SYSTEMS, INC.



                                          By:________________________________
                                          George A. Robinson
                                          President and Chief Executive Officer


                                          SELLERS:

                                          -----------------------------------
                                          Vincent G. Vidas


                                          -----------------------------------
                                          John S. Degnan